Exhibit 99.1

American Campus Communities, Inc. Reports Fourth Quarter and Year End 2013 Financial Results

Achieves double-digit quarterly and full year per share FFOM growth, reports Fall 2014 preleasing 640 basis points ahead of last year

AUSTIN, Texas--(BUSINESS WIRE)--February 12, 2014--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2013.

Highlights

Fourth Quarter 2013

  Increased quarterly FFOM to $70.7 million or $0.66 per fully diluted share compared to $57.1 million or $0.56 per fully diluted share in the fourth quarter prior year, an increase of 17.9 percent per share. Excluding fourth quarter acquisition expenses of $2.1 million in 2013 and $3.3 million in 2012, FFOM per fully diluted share would have been $0.68 and $0.59, respectively, an increase of 15.3 percent per share.
  Increased same store wholly-owned Net Operating Income (NOI) by 0.8 percent over the fourth quarter 2012.
  Achieved 96.7 percent same store wholly-owned occupancy as of December 31, 2013 compared to 96.8 percent for the same date prior year.
  Commenced construction on a 734-bed, $64.6 million, owned off-campus development pedestrian to the University of Oregon, which is slated for occupancy in Fall 2015.
  Completed the disposition of University Mills, a 481-bed non-core property located in Cedar Falls, Iowa serving students of the University of Northern Iowa, for $14.5 million. Subsequent to quarter end, disposed of Hawks Landing, a 484-bed non-core property located approximately one mile from Miami University of Ohio, for $17.3 million.
  Closed the previously announced 924-bed Park Point acquisition, located adjacent to the Rochester Institute of Technology, for $100.3 million.
  Completed the remaining $110.5 million previously announced pipeline acquisitions, which totaled 1,159 beds and 44,000 square feet of retail. The two core, mixed-use assets are pedestrian to the campuses of the University of North Texas and the University of Louisville.

Full Year 2013

  Increased full year FFOM to $236.6 million or $2.22 per fully diluted share compared to $165.0 million or $1.91 per fully diluted share for the full year 2012, an increase of 16.2 percent per share. Excluding acquisition expenses of $2.4 million in 2013 and $9.7 million in 2012, FFOM per fully diluted share would have been $2.24 and $2.02, respectively, an increase of 10.9 percent per share.
  Increased same store wholly-owned Net Operating Income (NOI) by 0.7 percent over the year ended December 31, 2012.
  Completed construction and opened seven owned core pedestrian developments totaling $311.9 million containing 3,945 beds, including three on-campus American Campus Equity (ACE®) communities totaling $164.0 million and 2,013 beds. The average occupancy of the seven new developments was 98.1 percent as of December 31, 2013.
  Closed and placed into service two core pedestrian presale developments totaling $71.1 million, which were 96.9 percent occupied as of December 31, 2013. Executed a $32.3 million presale mezzanine development agreement to acquire a 526-bed core, pedestrian asset serving students of the University of Tennessee-Knoxville, to be delivered in Fall 2014.
  Acquired four core pedestrian off-campus properties containing 2,392 beds for a total purchase price of $237.2 million. The communities had an average age of 3.2 years, an average distance to campus of 0.1 miles and were 100 percent occupied as of December 31, 2013.
  Disposed of six owned non-core properties totaling 4,079 beds with an average age of 17.8 years for gross proceeds of $184.2 million.
  Commenced or continued construction on seven core pedestrian owned-development projects to be delivered in 2014 and 2015, totaling approximately $465.5 million and containing 5,097 beds with average distance to campus of 0.1 miles.
  Completed and delivered three on-campus third-party development projects totaling 1,156 beds, which earned a combined total of $4.9 million in third-party fees over the respective construction periods.
  In May, increased the quarterly common dividend to $1.44 per share on an annualized basis, an increase of 6.7 percent versus the previous quarterly dividend amount.
  Named 2013 Multifamily Development Firm of the Year by the National Association of Home Builders Multifamily Pillars of the Industry Awards.
  Named one of America’s Top 100 Most Trustworthy Companies by Forbes based on results from GMI Ratings (GMI) analysis.

Fourth Quarter Operating Results

Revenue for the 2013 fourth quarter totaled $182.7 million, up 22.4 percent from $149.3 million in the fourth quarter 2012 and operating income for the quarter increased $10.8 million or 28.4 percent over the prior year fourth quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2013-2014 academic year. Net income for the 2013 fourth quarter totaled $27.8 million, or $0.26 per fully diluted share, compared with net income of $23.7 million, or $0.23 per fully diluted share, for the same quarter in 2012. The increase to net income as compared to the prior year quarter is primarily due to the increases in operating income discussed above, offset by an increase in interest expense related to loans assumed in connection with 2012 and 2013 property acquisitions and the $400 million senior unsecured notes offering in April 2013. FFO for the 2013 fourth quarter totaled $72.8 million, or $0.68 per fully diluted share, as compared to $58.5 million, or $0.57 per fully diluted share for the same quarter in 2012. FFOM for the 2013 fourth quarter was $70.7 million, or $0.66 per fully diluted share as compared to $57.1 million, or $0.56 per fully diluted share for the same quarter in 2012. Excluding acquisition-related costs, FFO for the 2013 fourth quarter totaled $74.9 million or $0.70 per fully diluted share and FFOM for the 2013 fourth quarter totaled $72.8 million or $0.68 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $74.8 million in the quarter, up 0.8 percent from $74.2 million in the 2012 fourth quarter. Same store wholly-owned property revenues increased by 0.9 percent over the 2012 fourth quarter due to an increase in average rental rates for the 2013-2014 academic year. Same store wholly-owned property operating expenses increased by 1.0 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 22.2 percent to $96.7 million for the quarter from $79.1 million in the comparable period of 2012.

"Despite the complex integrations that occurred during 2013, we delivered double digit quarterly and full year per share growth in FFOM," said Bill Bayless, American Campus CEO. “Going forward, we are pleased with our robust preleasing activity on both our same store and new development properties, and look to continue this positive momentum to maximize rental revenue growth in the upcoming academic year. Additionally, as part of our goal of returning to more normalized operating expense levels, our 2014 operating budget targets a $5 million reduction of the prior year overages in the areas of marketing, repairs and maintenance, corporate travel, and acquisition integration expenses. These efforts along with prudent asset management initiatives should lead to improving operating margins moving into 2015 and beyond.”

Portfolio Update

As of February 10, 2014, the company’s same store wholly-owned portfolio was 57.7 percent applied for and 50.9 percent leased for the upcoming academic year compared to 49.5 percent applied for and 44.5 percent leased for the same date prior year, with a 2.1 percent current rental rate increase projected over the in-place rent.

“It is important to note that our preleasing activity is not only well ahead of last year’s pace but is also 450 basis points ahead in leases when compared to our Fall 2012 lease up two years ago,” said Bayless. “In fact, with our same store portfolio being 50.9 percent preleased, we have surpassed the level we achieved in any of the last 5 years. We hope this will dispel concerns that 2013’s slower leasing velocity was a result of weakening industry fundamentals. We continue to believe that our sector is in the early stages of modernization and offers opportunities for consistent long-term value creation not seen in more mature sectors.”

Developments

The company is progressing on the construction of its seven owned-development projects with expected deliveries in Fall 2014 and 2015. The developments total approximately $465.5 million, are all core Class A assets located on or pedestrian to campus in their respective markets and average less than 0.1 miles to campus.

The company commenced construction on a 734-bed core mixed-use development located across the street from the University of Oregon campus in Eugene. The $64.6 million community will feature state-of-the-art outdoor amenities including a two-tiered courtyard with a heated pool, spa and outdoor kitchen with a fire pit, as well as indoor amenities, which include a large fitness center, social and study spaces, and ample indoor bicycle parking. The development is scheduled for occupancy in Fall 2015.

Subsequent to year end, the company acquired the Boulder Outlook Hotel property, which is located pedestrian to the campus of the University of Colorado–Boulder, for $9.3 million. The property is fully-entitled for a 400-bed student housing community and the existing hotel operations will be run by a third-party manager. We are currently anticipating demolition and construction related activities to commence during the fourth quarter of 2014 or early 2015, with an anticipated delivery of Fall 2016.

Acquisitions

As previously announced, the company acquired Park Point at Rochester Institute of Technology, a fully occupied 924-bed community for $100.3 million. The core pedestrian property is adjacent to campus and located in a market that poses significant hurdles for future development due to federally and state protected wetlands throughout the immediate area. The proforma stabilized cap rate for the project is 6.1 percent nominal and 5.8 percent economic.

In November, the company closed on the $59.2 million pipeline acquisition of Cardinal Towne, a 545-bed community located pedestrian to the academic core of the University of Louisville. The community, which was built in 2011 - 2012 was 100 percent leased for this academic year. In addition to its superior location, the property features approximately 33,000 square feet of student oriented retail, which is currently 100 percent leased, a community center with fitness center, theater room, game room, swimming pool and garage parking. The company is targeting a proforma cap rate of 6.0 percent nominal and 5.6 percent economic.

Also in November, finalizing the remaining pipeline acquisitions, the company acquired U Centre at Fry Street for $51.3 million. The community, which opened in 2012, is fully occupied for the current academic year and is located across the street from the core campus of the University of North Texas in Denton. The pedestrian property features a clubhouse with two-story fitness center, business center, game room, resort-style swimming pool and 11,000 square feet of student-oriented retail, and offers spacious floor plans with bed/bath parity. The company is targeting a proforma year one cap rate of 5.8 percent nominal and 5.5 percent economic.

Dispositions

In November, the company sold University Mills, a non-core 481-bed community serving students attending the University of Northern Iowa, for a total sales price of $14.5 million. Concurrent with closing the company retired $8.1 million in outstanding debt. The property was sold at a cap rate of 5.7 percent economic based on in-place rental revenue and trailing-12 operating expenses.

Subsequent to quarter end, the company sold Hawks Landing, a 484-bed community serving students attending Miami University of Ohio, for a total sales price of $17.3 million including $15.6 million in outstanding debt. The property, originally constructed in 1994, was acquired as part of the GMH Communities Trust transaction in 2008 and is located approximately one mile from campus. The property was sold at a cap rate of 6.4 percent economic based on in-place rental revenue and trailing-12 operating expenses.

Third-party Services

Subsequent to year end, the company executed an interim services agreement for a third-party on-campus development project at Texas A&M University-Corpus Christi. The company expects to commence construction during the second quarter of 2014 although the full scope, fees and construction period have not been finalized.

Capital Markets

In December, the company amended and expanded its combined revolver and term loan unsecured credit facility. The amendment included expanding the revolver by $50 million to $500 million and extending the revolver maturity date to March 1, 2018, which may be extended by 12 months at the company’s option. In addition, the company entered into a new $250 million term loan facility II, which matures March 1, 2019. The term loan facility I remains $350 million with maturity in January 2017 and may be extended at American Campus’ option for two 12-month periods. The amended facility has an accordion feature that allows American Campus to expand the new $1.1 billion facility by up to an additional $500 million. The optional extensions and accordion feature are subject to the satisfaction of certain conditions in the facility. Each loan bears interest at a variable rate with spreads reflecting current market terms, which are more favorable than those contained in the prior facility. These borrowing rates float at a margin over LIBOR based on a grid tied to the company’s credit rating. Based on American Campus’ current Baa3/BBB- rating, the all-in LIBOR margin at closing was 155 basis points on the revolving credit facility and 150 basis points on the term loan facilities.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the fourth quarter.

2014 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2014 may be affected by, among other factors:

  national and regional economic trends and events;
  the timing of acquisitions and/or dispositions;
  interest rate risk;
  the timing of commencement and completion of construction on owned development projects;
  the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
  university enrollment, funding and policy trends;
  the ability of the company to earn third-party management revenues;
  the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
  the ability of the company to integrate acquired properties;
  the outcome of legal proceedings arising in the normal course of business; and
  the success of releasing the company’s owned properties for the 2014-2015 academic year.

Based upon these factors, management anticipates that fiscal year 2014 FFO will be in the range of $2.31 to $2.39 per fully diluted share and FFOM will be in the range of $2.27 to $2.35 per fully diluted share. For additional details regarding the company’s 2014 outlook, please see pages 22-23 of the Supplemental Analyst Package 4Q 2013. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2014 is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2014 outlook on Thursday, February 13, 2014 at 11 a.m. EST (10:00 a.m. CST). Participants from within the U.S. may dial 888-317-6003 passcode 6087011, and participants outside the U.S. may dial 412-317-6061 passcode 6087011 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until February 21, 2014 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) conference number 10039054. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 166 student housing properties containing approximately 101,900 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 202 properties with approximately 128,000 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2013	December 31, 2012
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$5,199,008	$4,871,376
Wholly-owned property held for sale	14,408	-
On-campus participating properties, net	73,456	57,346
Investments in real estate, net	5,286,872	4,928,722

Cash and cash equivalents	38,751	21,454
Restricted cash	35,451	36,790
Student contracts receivable, net	9,238	14,122
Other assets	227,728	117,874

Total assets	$5,598,040	$5,118,962

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,507,216	$1,509,105
Secured agency facility	87,750	104,000
Unsecured notes	398,721	-
Unsecured term loans	600,000	350,000
Unsecured revolving credit facility	150,700	258,000
Accounts payable and accrued expenses	65,088	56,046
Other liabilities	110,036	107,223
Total liabilities	2,919,511	2,384,374

Redeemable noncontrolling interests	47,964	57,534

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	1,043
Additional paid in capital	3,017,631	3,001,520
Accumulated earnings and dividends	(392,338)	(347,521)
Accumulated other comprehensive loss	(1,435)	(6,661)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,624,901	2,648,381
Noncontrolling interests – partially owned properties	5,664	28,673
Total equity	2,630,565	2,677,054

Total liabilities and equity	$5,598,040	$5,118,962

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012		2013	2012
Revenues	(unaudited)			(unaudited)
Wholly-owned properties	$170,599	$137,303		$618,503	$422,417
On-campus participating properties	8,477	8,400		26,348	26,166
Third-party development services	827	1,147		2,483	8,574
Third-party management services	2,089	1,810		7,514	6,893
Resident services	702	623		2,614	1,605
Total revenues	182,694	149,283		657,462	465,655
Operating expenses
Wholly-owned properties[1]	74,977	59,230		296,794	200,126
On-campus participating properties	2,595	2,767		11,049	11,073
Third-party development and management services	3,024	2,885		10,810	10,898
General and administrative	4,300	7,205	[2]	16,666	22,965	[2]
Depreciation and amortization	47,178	37,682		184,988	110,499
Ground/facility leases	1,653	1,387		5,402	4,248
Total operating expenses	133,727	111,156		525,709	359,809
Operating income	48,967	38,127		131,753	105,846
Nonoperating income and (expenses)
Interest income	840	400		3,005	1,756
Interest expense	(21,664)	(16,478)	[3]	(78,028)	(54,518)	[3]
Amortization of deferred financing costs	(1,474)	(1,420)		(5,608)	(4,425)
Income from unconsolidated joint ventures	-	-		-	444
Other nonoperating income (expense)	-	397		(2,666)	411
Total nonoperating expenses	(22,298)	(17,101)		(83,297)	(56,332)
Income before income taxes and discontinued operations	26,669	21,026		48,456	49,514
Income tax provision	(255)	(232)		(1,020)	(725)
Income from continuing operations	26,414	20,794		47,436	48,789
Discontinued operations
(Loss) income attributable to discontinued operations	(202)	1,972		4,824	8,728
Loss from early extinguishment of debt	(332)	(1,591)		(332)	(1,591)
Gain from disposition of real estate	2,432	4,229		55,263	4,312
Total discontinued operations	1,898	4,610		59,755	11,449
Net income	28,312	25,404		107,191	60,238
Net income attributable to noncontrolling interests	(483)	(1,749)		(2,547)	(3,602)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$27,829	$23,655		$104,644	$56,636
Other comprehensive income (loss)
Change in fair value of interest rate swaps	775	890		5,226	(3,301)
Comprehensive income	$28,604	$24,545		$109,870	$53,335
Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.26	$0.23		$0.99	$0.66
Diluted	$0.26	$0.23		$0.98	$0.65
Weighted-average common shares outstanding
Basic	104,782,817	100,517,983		104,760,502	84,711,584
Diluted	105,386,079	102,248,249		105,382,320	85,309,451
1.	Wholly-owned properties operating expenses for the three months and year ended December 31, 2013 include $2.1 million and $2.4 million, respectively, of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees. Wholly-owned properties operating expenses for the three months and year ended December 31, 2012 include $0.3 million and $1.8 million, respectively, of acquisition-related costs.
2.	General and administrative expenses for the three months and year ended December 31, 2012 include $2.8 million and $7.5 million, respectively, of acquisition-related costs such as due diligence costs and legal and accounting fees related to portfolio acquisitions in September 2012 and November 2012.
3.	Interest expense for the three months and year ended December 31, 2012 include $0.2 million and $0.4 million, respectively, of acquisition-related costs associated with bridge loan commitments obtained in connection with our portfolio acquisitions in September 2012 and November 2012.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds From Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$27,829	$23,655	$104,644	$56,636
Noncontrolling interests[1]	483	407	1,756	1,205
Gain from disposition of real estate	(2,432)	(4,229)	(55,263)	(4,312)
Income from unconsolidated joint ventures	-	-	-	(444)
FFO from unconsolidated joint ventures[2]	-	-	-	429
Real estate related depreciation and amortization	46,936	38,640	185,640	114,841
Funds from operations (“FFO”)	72,816	58,473	236,777	168,355
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(2,729)	(2,703)	(3,222)	(3,238)
Amortization of investment in on-campus participating properties	(1,203)	(1,163)	(4,756)	(4,644)
	68,884	54,607	228,799	160,473
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[3]	760	498	2,207	2,065
Management fees	369	374	1,201	1,188
On-campus participating properties development fees[4]	354	-	1,304	-
Impact of on-campus participating properties	1,483	872	4,712	3,253
Non-cash litigation settlement expense[5]	-	-	2,800	-
Elimination of loss from early extinguishment of debt[6]	332	1,591	332	1,591
Elimination of gain on debt restructuring -
unconsolidated joint venture[7]	-	-	-	(424)
Loss on remeasurement of equity method investment[8]	-	-	-	122
Funds from operations-modified ("FFOM”)	$70,699	$57,070	$236,643	$165,015
FFO per share – diluted	$0.68	$0.57	$2.22	$1.95
FFOM per share – diluted	$0.66	$0.56	$2.22	$1.91
Weighted average common shares outstanding– diluted	106,728,926	102,362,377	106,654,933	86,375,470
Acquisition–related costs	$2,102	$3,327	$2,447	$9,647
FFOM (excluding acquisition-related costs)	$72,801	$60,397	$239,090	$174,662
FFOM per share (excluding acquisition-related costs)	$0.68	$0.59	$2.24	$2.02
1.	Excludes $0 and $0.8 million for the three months and year ended December 31, 2013, respectively, and $0.4 million and $1.4 million for the three months and year ended December 31, 2012, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. Effective July 1, 2013, the company acquired the noncontrolling partner’s interest and now owns 100% of the property. Also excludes $1.0 million for both the three months and year ended December 31, 2012, of income attributable to the seller of University Edge, a property subject to a pre-sale arrangement that was consolidated for financial reporting purposes prior to our purchase of the property in December 2012.
2.	Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.
3.	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods.
4.	Represents development and construction management fees related to the West Virginia University on-campus participating property, which is currently under construction and scheduled for completion in August 2014. Although the company is including this project in its consolidated financial statements for accounting purposes, similar to our other on-campus participating properties, we view the economic benefit of such properties as limited to the development/construction management fees, property management fees and the 50% share of net cash flow that we receive. As such, for purposes of calculating FFOM, we are recognizing the fees received for this project similar to other third-party development projects.
5.	On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.
6.	Represents losses associated with the early pay-off of mortgage loans for University Mills in connection with the sale of the property in November 2013 and Brookstone Village and Campus Walk in connection with the sale of those properties in October 2012. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFO to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.
7.	In connection with our purchase of University Heights from Fund II (see Note 2), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff. Our 10% share of such gain is reflected above as an adjustment to FFOM.
8.	Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

Table 4
American Campus Communities, Inc. and Subsidiaries
2014 Outlook
(dollars in thousands, except share and per share data)

	Low	High
Net income	$51,500	$59,800
Noncontrolling interests	625	725
Depreciation and amortization	195,300	195,300
Funds from operations (“FFO”)	247,425	255,825

Elimination of operations from on-campus participating properties	(9,400)	(9,600)
Modifications to reflect operational performance of on-campus participating properties	4,500	4,900
Funds from operations – modified (“FFOM”)	$242,525	$251,125

Net income per share – diluted	$0.48	$0.56

FFO per share – diluted	$2.31	$2.39

FFOM per share – diluted	$2.27	$2.35

Weighted-average common shares outstanding - diluted	107,050,000	107,050,000

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000